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                                                                    Exhibit 12.2

                  CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES
                               TWELVE MONTHS ENDED
                             (Thousands of Dollars)

                                                              MARCH       DECEMBER
                                                               2001         2000
                                                            ----------   ----------
EARNINGS
       Net Income                                           $  577,253   $  583,715
       Income Tax                                              298,179      289,926
                                                            ----------   ----------

                Total Earnings Before Income Tax               875,432      873,641

FIXED CHARGES*                                                 401,609      392,347
                                                            ----------   ----------
                Total Earnings Before Income Tax
                   and Fixed Charges                        $1,277,041   $1,265,988
                                                            ==========   ==========


       * Fixed Charges

       Interest on Long-Term Debt                           $  331,879   $  318,842
       Amortization of Debt Discount, Premium and Expense       12,474       12,584
       Interest on Component of Rentals                         17,609       17,697
       Other Interest                                           39,648       43,224
                                                            ----------   ----------

                Total Fixed Charges                         $  401,609   $  392,347
                                                            ==========   ==========


       Ratio of Earnings to Fixed Charges                         3.18         3.23